                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                (Rule 13d-102)
            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13D-2(b)/1/


                                Amendment No.3


                           Jones Apparel Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  480074 10 3
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (continued on following pages)

                              Page 1 of 15 Pages

---------------------------                       -------------------------
  CUSIP No. 480074 10 3             13G            Page 2 of 15 Pages
---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Warren E. Buffett
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,649,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,649,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      8,649,100
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      6.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

---------------------------                       -------------------------
  CUSIP No. 480074 10 3             13G            Page 3 of 15 Pages
---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Berkshire Hathaway Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,649,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,649,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      8,649,100
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      HC, CO
------------------------------------------------------------------------------

---------------------------                       -------------------------
  CUSIP No. 480074 10 3              13G           Page 4 of 15 Pages
---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      OBH, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,649,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,649,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      8,649,100
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      HC, CO
------------------------------------------------------------------------------

---------------------------                       -------------------------
  CUSIP No. 480074 10 3            13G             Page 5 of 15 Pages
---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      National Indemnity Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Nebraska Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,649,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,649,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      8,649,100
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IC, CO
------------------------------------------------------------------------------

---------------------------                       -------------------------
  CUSIP No. 480074 10 3            13G             Page 6 of 15 Pages
---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      GEICO Corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             8,649,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          8,649,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      8,649,100
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      HC, CO
------------------------------------------------------------------------------

---------------------------                       -------------------------
  CUSIP No. 480074 10 3            13G             Page 7 of 15 Pages
---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Government Employees Insurance Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Maryland Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             8,649,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,649,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,649,100
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC
------------------------------------------------------------------------------

Item 1(a).  Name of Issuer

     Jones Apparel Group

Item 1(b).  Address of Issuer's Principal Executive Offices

     250 Rittenhouse Circle
     Keystone Park
     Bristol, PA 19007

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if none, Residence
Item 2(c).  Citizenship

     Warren E. Buffett
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     United States Citizen

     Berkshire Hathaway Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Delaware Corporation

     OBH, Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Delaware Corporation

     National Indemnity Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     GEICO Corporation
     1 Geico Plaza
     Washington, DC 20076
     Delaware Corporation

     Government Insurance Employees Insurance Company
     1 Geico Plaza
     Washington, DC 20076
     Maryland Corporation

Item 2(d).  Title of Class of Securities:

     Common Stock

Item 2(e).  CUSIP Number

     480074 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under section 15 of the Act.

     (b) [_]  Bank as defined in section 3(a)(6) of the Act.

     (c) [X]  Insurance company as defined in section 3(a)(19) of the Act.

              National Indemnity Company

              Government Employees Insurance Company

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              GEICO Corporation
              OBH, Inc.
              Berkshire Hathaway Inc.

              Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

     (j) [X]  Group in accordance with Rule 13d-1(b)(1)(ii)(J).

              See Exhibit A.

Item 4.   Ownership.

     Warren E. Buffett

     (a)  Amount beneficially owned:
          8,649,100

     (b)  Percent of class:
          6.9

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote or to direct the vote:

                -0-

          (ii)  shared power to vote or to direct the vote:

                8,649,100

          (iii) sole power to dispose or to direct the disposition of:

                -0-

          (iv)  shared power to dispose or to direct the disposition of:

                8,649,100

     Berkshire Hathaway Inc.

     (a)  Amount Beneficially Owned:

          8,649,100

     (b)  Percent of class:

          6.9

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote or to direct the vote:

                -0-

          (ii)  shared power to vote or to direct the vote:

                8,649,100

          (iii) sole power to dispose or to direct the disposition of:

                -0-

          (iv)  shared power to dispose or to direct the disposition of:

                8,649,100

     OBH, Inc.

     (a)  Amount Beneficially Owned:

          8,649,100

     (b)  Percent of Class:

          6.9

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote or to direct the vote:

                -0-

          (ii)  shared power to vote or to direct the vote:

                8,649,100

          (iii) sole power to dispose or to direct the disposition of:

                -0-

          (iv)  shared power to dispose or to direct the disposition of:

                8,649,100

     National Indemnity Company

     (a)  Amount Beneficially Owned:

          8,649,100

     (b)  Percent of Class:

          6.9

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote or to direct the vote:

                -0-

          (ii)  shared power to vote or to direct the vote:

                8,649,100

          (iii) sole power to dispose or to direct the disposition of:

                -0-

          (iv)  shared power to dispose or to direct the disposition of:

                8,649,100

GEICO Corporation

     (a)  Amount Beneficially Owned:

          8,649,100

     (b)  Percent of Class:

          6.9

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

                -0-

          (ii)  shared power to vote or to direct the vote:

                8,649,100

          (iii) sole power to dispose or to direct the disposition of:

                -0-

          (iv)  shared power to dispose or to direct the disposition of:

                8,649,100

     Government Employees Insurance Company

     (a)  Amount Beneficially Owned:

          8,649,100

     (b)  Percent of Class:

          6.9

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote or to direct the vote:

                -0-

          (ii)  shared power to vote or to direct the vote:

                8,649,100

          (iii) sole power to dispose or to direct the disposition of:

                -0-

          (iv)  shared power to dispose or to direct the disposition of:

                8,649,100

Item 5.   Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     See Exhibit A

Item 8.   Identification and Classification of Members of the Group.

     See Exhibit A

Item 9.   Notice of Dissolution of a Group

     Not applicable

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date this 14th day of February, 2002

/s/ Warren E. Buffett
-------------------------------
Warren E. Buffett

BERKSHIRE HATHAWAY INC.                          OBH, INC

By: /s/ Warren E. Buffett                    By: /s/ Warren E. Buffett
    -------------------------                    ---------------------------
    Warren E. Buffett                            Warren E. Buffett
    Chairman of the Board                        Chairman of the Board


NATIONAL INDEMNITY COMPANY                        GEICO CORPORATION

By: /s/ Warren E. Buffett                     By: /s/ Warren E. Buffett
    -------------------------                     ---------------------------
    Warren E. Buffett                             Warren E. Buffett
    Chairman of the Board                         Chairman of the Board


GOVERNMENT EMPLOYEES INSURANCE COMPANY

By: /s/ Warren E. Buffett
    -------------------------
    Warren E. Buffett
    Chairman of the Board

                                   Exhibit A

                            MEMBERS OF FILING GROUP

PARENT HOLDING COMPANY:

Berkshire Hathaway, Inc.

OBH, Inc.

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT.

National Indemnity Company
Government Employees Insurance Company